                                                                      Exhibit 99

                HEINZ/DEL MONTE TRANSACTION CONTINUES TO PROCEED
             ON SCHEDULE AS HEINZ ANNOUNCES SECOND QUARTER RESULTS
                         FOR BUSINESSES BEING SPUN OFF

     PITTSBURGH, December 5, 2002 -- In connection with its previously announced transaction with Del Monte, H. J. Heinz Company (NYSE: HNZ) today announced second quarter Fiscal 2003 operating highlights (three months ending October 30, 2002) for the businesses designated to be spun off to its shareholders and then merged with Del Monte Corporation, a subsidiary of Del Monte Foods Company (NYSE: DLM). These businesses include Heinz's U.S. and Canadian pet food, U.S. tuna and retail private label soup, and U.S. infant feeding. (Heinz will release its full second quarter results on December 12, 2002.)

     Overall, second quarter Fiscal 2003 operating income for these businesses, before corporate charges, is 12.1% higher than that of the prior-year period, on slightly lower sales (-1.5%). Heinz also said depreciation and amortization for the second quarter for these businesses is consistent with the first quarter of Fiscal 2003.

PET PRODUCTS

     Second quarter sales for U.S. and Canadian pet products are $227.5 million, a 4.8% decline from the prior year, principally due to the planned exit from certain private label items. Operating income for pet products is $46.0 million for the quarter, up 25.5% versus the prior-year period, reflecting margin growth due to pricing and improved mix.

TUNA

     Tuna sales are $154.7 million, up 5.3% versus the year-ago period, with operating income for the quarter increasing to $15.1 million, or 89.4% higher than the prior year. These results reflect volume and share growth, led by a shift toward pouch tuna, along with a beneficial change in fish costs.

SOUP AND INFANT FEEDING

     Second quarter sales for soup and infant feeding are $89.5 million, a 3.9% decrease from the prior-year period, principally as a result of lower infant feeding volumes and market share. Operating income for soup and infant feeding is $18.6 million for the period, a 29.5% decline from the prior year.

                     HEINZ PROSPECTIVE SPUN-OFF BUSINESSES
                              OPERATING HIGHLIGHTS
          FOR THREE MONTHS ENDED OCTOBER 30, 2002 AND OCTOBER 31, 2001
                            (IN MILLIONS OF DOLLARS)

                                                                            OPERATING INCOME
                                                   SALES              (BEFORE CORPORATE CHARGES(a))
                                        ---------------------------   -----------------------------
                                        OCTOBER 30,     OCTOBER 31,   OCTOBER 30,      OCTOBER 31,
                                           2002            2001           2002             2001
                                        -----------     -----------   ------------     ------------
Pet Products..........................    $227.5          $239.0         $46.0            $36.6
Tuna..................................     154.7           146.9          15.1              8.0
Soup & Infant Feeding.................      89.5            93.2          18.6             26.4
                                          ------          ------         -----            -----
Total.................................    $471.7          $479.1         $79.7            $71.1
                                          ======          ======         =====            =====

---------------

(a) Carve-out financial statements for these businesses will reflect corporate charges consistent with the prior-year period.

     Heinz noted that its current results are consistent with the company's November 20 announcement that the businesses to be spun off were expected to achieve operating income, before corporate charges, of $76-80 million, an amount greater than that recorded by these businesses for the same period in the prior fiscal year and more than 50% higher than the $49.7 million for the first quarter of Fiscal 2003.

     The Heinz/Del Monte transaction is proceeding on schedule toward closing by the end of calendar 2002 or early 2003, with a Del Monte stockholder meeting scheduled for December 19, 2002, regulatory review completed, physical separation of the businesses achieved and financing activities underway. (See Heinz news releases of November 20 & 22, 2002).

                                     # # #

     Safe Harbor Provisions for Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. These include, but are not limited to, the ability to obtain required third-party consents, regulatory and Del Monte stockholders' approval of the transactions described herein, and the success of business integration in a timely and cost-effective manner. Other uncertainties include sales, earnings and volume growth, achieving cost savings programs, competitive conditions, production costs, global economic and industry conditions, new product and packaging innovations, achievement of gross margins, success of marketing spending, currency valuations and fluctuations in these rates, the impact of e-commerce and e-procurement, supply chain efficiency and cash flow initiatives, and other factors described in Heinz's Form 10-K for the fiscal year ended May 1, 2002, as updated from time to time by Heinz in its subsequent filings with the Securities and Exchange Commission (the "SEC"). The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and operating performance and speak only as of their dates. Heinz undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     About Heinz: H. J. Heinz Company is one of the world's leading processors and marketers of high-quality ketchup, condiments, sauces, meals, soups, snacks and infant foods through all retail and foodservice channels. A host of favorite brands, such as Heinz(R) ketchup, Ore-Ida(R) french fries, Boston Market(R) and Smart Ones(R) meals and Plasmon(R) baby food are the growth drivers in Heinz's two strategic global segments: Meal Enhancers and Meals & Snacks. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by the Heinz(R) brand, a global consumer icon with $2.5 billion in annual sales. Fourteen additional brands, each with more than $100 million in annual sales, generate a further $2.6 billion. Information on Heinz is available at www.heinz.com/news.

                                      # #
     CONTACT: H. J. Heinz Company
              Media:
              Ted Smyth, 412/456-5780;
              Debbie Foster, 412/456-5778; or
              Jack Kennedy, 412/456-5923
              Or
              Investors:
              Jack Runkel, 412/456-6034

                                     # # #